UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 17, 2008 (December 12, 2008)
Date of Report (Date of earliest event reported)
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-13102	36-3935116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)
(312) 344-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
     As previously reported, on October 24, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of First Industrial Realty Trust, Inc. (the “Company”) committed the Company to a plan to reduce organizational and overhead costs consistent with the Company’s current business outlook (the “Plan”). On December 12, 2008, the Committee committed the Company to certain modifications to the Plan consisting of further organizational and overhead cost reductions. Implementation of these further cost reductions will begin immediately and is expected to conclude during the fourth quarter of 2008.
     The Company estimates that the total pre-tax charge to earnings associated with the Plan, including the cost reductions referred to above, will range between $27.3 million and $27.9 million, consisting primarily of between approximately $24.5 million and $24.9 million in one-time termination benefits and between approximately $2.8 million and $3.0 million in office closing costs, of which between approximately $17.7 million to $18.1 million is expected to result in future cash expenditures and the remaining approximately $9.6 million to $9.8 million is due to the accelerated vesting of restricted stock.
     The Company anticipates that between approximately $14.9 million and $15.1 million of the pre-tax charges to earnings resulting in cash expenditures pursuant to the Plan will be paid by the end of the first quarter of 2009, with the balance paid over subsequent periods.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 17, 2008, Michael J. Havala resigned as Chief Financial Officer of the Company.
     Also on December 17, 2008, Scott A. Musil, the Company’s Chief Accounting Officer, was appointed acting Chief Financial Officer of the Company. Mr. Musil, 41, has been Chief Accounting Officer of the Company since March 2006; Senior Vice President of the Company since March 2001; Controller of the Company since December 1995; Treasurer of the Company since May 2002; and Assistant Secretary of the Company since May 1996. In addition, he served as a Vice President of the Company from May 1998 to March 2001. Prior to joining the Company, he served in various capacities with Arthur Andersen & Company, culminating as an audit manager specializing in the real estate and finance industries.

Item 7.01 Regulation FD Disclosure.
     On December 17, 2008, the Company issued a press release with respect to its previously announced 2008 earnings guidance and other matters reported herein. A copy of the press release is attached and incorporated by reference as Exhibit 99.1.
     The information furnished in this report under this Item 7.01, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	First Industrial Realty Trust, Inc. Press Release dated December 17, 2008 (furnished pursuant to Item 7.01).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.
By:	/s/ Scott A. Musil
	Name:	Scott A. Musil
	Title:	Chief Accounting Officer (Principal Accounting Officer)
Date: December 17, 2008